Exhibit 21.1

Subsidiaries of the Company

First Mid Bank & Trust, N.A. (a national banking association)

Soy Capital Bank & Trust Company (an Illinois corporation)

Mid-Illinois Data Services, Inc. (a Delaware corporation)

First Mid Wealth Management Company (an Illinois corporation)

First Mid Insurance Group (an Illinois corporation)

First Mid-Illinois Statutory Trust I (a Delaware business trust)

First Mid-Illinois Statutory Trust II (a Delaware business trust)

Clover Leaf Statutory Trust I ( a Maryland business trust)

FBTC Statutory Trust I (a Delaware business trust)